UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT No. 1

TO

ANNUAL REPORT

OF

REPUBLIC OF THE PHILIPPINES

(Name of Registrant)

Date of end of last fiscal year: December 31, 2016

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amount as to Which Registration is Effective	Names of Exchanges on Which Registered
N/A	N/A	N/A

Name and address of person authorized to receive notices

and communications from the Securities and Exchange Commission:

Ma. Theresa B. Dizon-De Vega

Consul General

Philippine Consulate General

556 Fifth Avenue

New York, New York 10036-5095

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Jeffrey Cohen, Esq.

Patrick Sheil, Esq.

Linklaters

10th Floor, Alexandra House

18 Chater Road

Hong Kong SAR

*	The Registrant is filing this annual report on a voluntary basis.

EXPLANATORY NOTE

This amendment to the Republic of the Philippines’ (the “Republic”) Annual Report on Form 18-K for the fiscal year ended December 31, 2016 (the “Annual Report”) comprises:

(a)	Pages numbered 1 to 4 consecutively.

(b)	The following exhibits:

Exhibit 99.C.1 — Republic Act No. 10964, General Appropriations Act, Fiscal Year 2018, Volume I-A

Exhibit 99.C.2 — Republic Act No. 10964, General Appropriations Act, Fiscal Year 2018, Volume I-B

Exhibit 99.C.3 — Republic Act No. 10964, General Appropriations Act, Fiscal Year 2018, Volume II

This amendment to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions Thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Republic of the Philippines has duly caused this Amendment No. 1 to the Republic’s Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Manila, Republic of the Philippines on the 11th day of January, 2018.

REPUBLIC OF THE PHILIPPINES

By	/s/ ROSALIA DE LEON
Rosalia de Leon Treasurer of the Philippines

EXHIBIT INDEX

Exhibit	Description

99.C.1:	Republic Act No. 10964, General Appropriations Act, Fiscal Year 2018, Volume I-A

99.C.2:	Republic Act No. 10964, General Appropriations Act, Fiscal Year 2018, Volume I-B

99.C.3:	Republic Act No. 10964, General Appropriations Act, Fiscal Year 2018, Volume II

.

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